Contact:
Tracy Peterson
Chief Financial Officer
210.308.1241
tcpeterson@usfunds.com

Rolf Gatlin
Public Relations
210.308.1268
rmgatlin@usfunds.com

                                                          For Immediate Release

 U.S. Global Investors Reports Positive Net Income of $0.17 Per

                            Share For Second Quarter

    ************************************************************************

SAN ANTONIO - February 13, 2004 - U.S. Global Investors, Inc. (NASDAQ: GROW) (the Company), a registered investment advisory firm, announced it posted net income for the quarter ended December 31, 2003, of approximately $1.2 million, $0.17 income per share, unaudited, compared to net income of approximately $142,000, $0.02 income per share, unaudited, for the comparable period last year. For the six-month period ended December 31, 2003, the Company posted net income of approximately $1.9 million, $0.26 income per share, unaudited, compared to net income of approximately $253,000, $0.03 income per share, unaudited, for the six months ended December 31, 2002.

Revenues for the quarter ended December 31, 2003, were approximately $2.3 million higher than the quarter ended December 31, 2002. In addition, revenues for the six-month period ended December 31, 2003, increased approximately $3.0 million as compared to the six months ended December 31, 2002.

"These increases were largely due to substantial growth in the assets of the Company's gold, natural resource and foreign equity funds," says Frank Holmes, Chief Executive Officer of U.S. Global Investors. "The tremendous growth we have witnessed over the past year has largely been the result of the performance of our funds, which in turn has led to strong recognition from the industry's leading rating agencies."

Expenses for the quarter ended December 31, 2003 were approximately $610,000 higher than the quarter ended December 31, 2002. The expenses for the six-month period ended December 31, 2003, increased approximately $699,000 as compared to the six months ended December 31, 2002. Consistent with increased fund assets and strong fund performance, certain sub-advisory fees, omnibus distribution costs, and performance-driven personnel costs contributed to the increases in expenses.


                                         Financial Highlights (Unaudited)
                                            U.S. Global Investors, Inc.


                                 Quarter Ended        Quarter Ended       Six Months Ended      Six Months Ended
                               December 31, 2003    December 31, 2002     December 31, 2003    December 31, 2002
                               -----------------    -----------------     -----------------    -----------------

Total Revenues                   4,337,177             2,040,743             6,966,066            4,011,698

Total Expenses                   2,513,800             1,903,461             4,459,581            3,760,115

Tax Expense (Benefit)              574,884                (4,695)              570,481              (1,501)

Net Income                       1,248,493               141,977             1,936,004              253,084

Basic and Diluted Net
Income Per Share                      0.17                  0.02                  0.26                 0.03
Weighted Average Diluted
  Shares Outstanding             7,542,424             7,464,993             7,523,340            7,467,909

Average Assets under
Management

($ in millions)                      1,310                 1,059                 1,188                1,084


About U.S. Global Investors,  Inc. U.S. Global  Investors,  Inc. is a registered
----- ---- ------ ----------  ----
investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 12 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets. For more information about U.S. Global Investors and a prospectus for any of our funds, visit us online at www.usfunds.com, or call 1-800-US-FUNDS.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.